Exhibit 99.1
                                                                   ------------


TEXT OF PRESENTATION AT SALOMON SMITH BARNEY MEDIA CONFERENCE ON JANUARY 8,
2002.

The company's presentation is accessible to the public on the company's Web site, meredith.com. It will remain there until February 8, 2002.




     {graphic omitted}


Bill Kerr
---------
Good morning. We are pleased to present to you today. Thanks to Bill Bird and John Sweeney for inviting us. With me presenting are Steve Lacy, our Publishing Group president; Kevin O'Brien, our new Broadcasting Group president; and Suku Radia, our chief financial officer.



     {graphic omitted}


Before beginning, let me remind you to read the safe harbor information on your copy of the slides.



     {graphic omitted}


For many months now, most of us in this room have been focused on the advertising recession -- both you who are investors and we who are responsible for managing our companies in this time of uncertainty.

I've been involved with media businesses for more than a quarter century, and I can tell you that I have never seen an advertising downturn that is so pervasive and so difficult to forecast.

We've been taking steps for over a year now to deal with this situation -- and we've tried to communicate our thoughts and actions to you as precisely and helpfully as we can.

We are working hard to manage through this recession -- and we are trying to do it in a way that will both (1) produce immediate results and (2) not detract from the enduring value of our impressive array of assets.

I believe we've had some success to date -- and we expect to have more as we go forward.

     {graphic omitted}


Through a combination of cost controls (staffing is down 8 percent year-over-year) and revenue programs, we were developing some good traction against the advertising recession pre-September 11.

In fact, in publishing:
-- Comparable publishing ad revenues were up 2 percent in the first fiscal quarter. (That was the third calendar quarter. For those of you less familiar with Meredith, we are on a June 30 fiscal year.)
-- Newsstand revenues were up in a down industry.

In broadcasting:
-- Advertising pacings were running even with the prior year.
-- And we were actually pacing up 6 percent without political.
-- We were only one of a few broadcasters achieving this kind of performance.

Then, like everyone else, our position changed on September 11.



     {graphic omitted}


As we discussed on our October 29 conference call, we were affected in a variety of ways by September 11.

1. Broadcast pacings collapsed immediately. From flat, they went to minus 20 percent for September (without political), reflecting four days without commercials and the cancellation and redirection of orders. This decline continues.

2. Magazine newsstand sales declined but recovered by month end -- with Better Homes and Gardens having its best October issue since 1998.

3. Since our magazine issues were closed through November, we did not see an advertising drop until our December issues. That drop was sharp and dramatic.

4. Finally, small subscription mailings were down a bit, but subsequent larger mailings were right on track.

This caused us to guide our second quarter performance downward on October 29. Suku will update our outlook at the end of this presentation.






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



     {graphic omitted}


Before I turn the program over to my colleagues, I simply want to stress how focused we are at Meredith to ensure that we're building our business so that we're well-positioned for the eventual economic recovery. We do this by starting with a tremendous set of assets.

In publishing:
-- We are the No. 1 home and family publisher, with a commanding 39 percent share in the women's service field.
-- We are leaders in creating sophisticated advertising and marketing programs for our clients.
-- Our newsstand business continues to outperform the industry, posting sales increases while the industry is down.
-- And I believe that our management team, under Steve Lacy's leadership, is one of the best in the business.

In broadcasting, we have a very strategic set of markets, covering many fast-growing regions. In the past, our Broadcasting Group has underdelivered on those markets. With Kevin O'Brien on board, we have one of the best executives in broadcasting running our business. Kevin has a great reputation, especially in two particular elements: (1) a history of producing results and
(2) a history of building teams that produce results. You can read more about his background in the news release in your packets.



     {graphic omitted}


Those of you who have followed Meredith for a number of years know the tremendous job we did to position ourselves for superior growth coming out of the 1991 recession. We believe we can do that again.

In that earlier recession, we took very bold and direct marketing steps to give us a large share of mind and share of voice with advertisers.

One of the things we're doing right now is running a trade advertising campaign to remind the advertising community of our leadership position and our unique ability to serve the valuable home and family market segment. Many of the pictures you see on the agenda slides are from this campaign, and we used these photos in our 2001 annual report (copies our latest annual report are available in the foyer).

We believe this marketing campaign is critical to the ongoing success of our business, especially at a time like this when others are pulling back.




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



     {graphic omitted}


We believe in times like these, it is particularly critical to maintain and increase advertising market share, obviously in an intelligent financial manner. While share data bounces around on a monthly basis, we're experiencing good success in both our key businesses.

The most recent data for magazines reflects PIB advertising pages for the 11 months ended in November. You will note that as a group:

-- We were only down 1.5%.
-- This compares to a negative 11% for the top 50 publishers; and -- A negative 16% for all PIB measured publishers.

You will also note our performance was quite strong compared to other leading publishers.



     {graphic omitted}


The most recent data we have for broadcasting is the TVB report on 1,293 reporting stations for the 3rd calendar quarter of 2001.

That data indicates that for total spot sales:
-- Our group was down 14.5% vs.
-- A decline of 20% for all reporting stations.

Obviously we can't be happy with these kinds of declines, but I think the local marketing efforts we initiated earlier this year are showing a positive impact. Kevin will be driving them forward forcefully.

I'll now turn the program over to Steve, who will discuss our leadership role in the home and family market, our diversified revenue streams and our focus on brand management and technology.

     {graphic omitted}


STEVE
-----
Thanks, Bill. Strong and sustaining brands are invaluable assets in economic slowdowns. Meredith's magazine business has been a leader in the home and family market since 1902.

This is a very valuable audience to marketers and advertisers. American home ownership is at an all-time high and spending on remodeling approaches $180 billion per year. We reach the decision makers in the home, giving us an advantage as we serve both the individual consumer and advertiser in this lucrative marketplace.



     {graphic omitted}


Two of our most well-established and recognized brands serving the home and family market are Better Homes and Gardens and Ladies' Home Journal. They lead the women's service field with an ad revenue market share of over 39 percent, making them two of the most valuable brands in the media marketplace. This share is up from the same period a year earlier.



     {graphic omitted}


Better Homes and Gardens ranked first in total PIB advertising revenue among monthly magazines for the most recent trailing 12 months, surpassing such well-known names as Good Housekeeping, Reader's Digest, Cosmopolitan, In Style and Martha Stewart Living.
















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



     {graphic omitted}


In addition, our Country Home, Traditional Home and MORE magazine franchises are performing well. These are very distinct lifestyle brands with loyal subscriber bases.

We are increasing the frequency of Country Home to 10 times a year, and its rate base will grow 10 percent to 1.1 million -- effective this month. Country Home's share of advertising pages in its field grew by nearly two points for fiscal 2001, while its revenue share grew by more than three points.

Traditional Home has also been a successful, growing franchise. We will publish the magazine eight times in calendar 2002, versus six times in calendar 2001. We are also raising its rate base to 825,000. That makes Traditional Home's rate base the second highest in the upscale home furnishings category, after HOUSE BEAUTIFUL and ahead of ARCHITECTURAL DIGEST.

We recently raised the frequency of MORE magazine to 10 times a year, and are raising its rate base to 700,000 in February 2002. Advertising revenues for MORE continued their growth trend during the fiscal 2002 first quarter.

Our goal is to build these franchises into megabrands as well.



     {graphic omitted}


Turning to new magazine development, to date we have published two test issues of Living Room, a lifestyle and decorating magazine that targets women in their late 20s and 30s. We're currently conducting focus groups and plan a circulation dry test in the summer of 2002. Based on those activities, we'll determine next steps for this potential new magazine.



     {graphic omitted}


Our special interest publications, or SIPs, are a megabrand in their own right. They are sold primarily on newsstands. In fiscal 2001, we published 46 titles and 120 issues. Together, they are the No. 2 profit center in our Publishing Group.

We continue to expand this franchise, developing new products like the recently published 100 Decorating Ideas Under $100. It performed very well at newsstand, delivering meaningful revenue and operating profit.



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



     {graphic omitted}


Meredith Corporate Solutions uses the full range of our company assets to provide clients with comprehensive advertising and marketing programs. Additionally, Corporate Solutions has been successful at aggregating complementary assets from other media companies -- such as Viacom Plus -- to meet client needs.

Here you see an example of a program that Meredith Corporate Solutions developed at retail for Toyota and The Home Depot. This was an important aspect of the launch of the Toyota Tundra pickup truck.



     {graphic omitted}


To wrap up this section, I want to highlight some encouraging recent data. According to the PIB Group Publishers Report, for January through November 2001 Meredith showed a greater increase in magazine advertising revenue (at over 5 percent) than 19 of the top 20 reported companies.

Now let's move to our second agenda item. For some time we have recognized the importance of leveraging our brands to broaden our revenue streams, while reducing our exposure to the volatile advertising market. I'd like to take a look at our nonadvertising businesses to help you understand how we've moved well beyond selling advertising pages by creating more product we can sell directly to consumers, and providing broader programs for our corporate customers.



     {graphic omitted}


Approximately 55 percent of the Publishing Group revenue comes from nonadvertising sources. This is obviously an important fact in light of the current weak advertising market.

Sources of nonadvertising revenues include integrated marketing, book publishing, and brand licensing. I'll discuss each of these areas in my comments that follow, saving the discussion of our industry-leading newsstand performance -- which is also an important nonadvertising revenue stream -- for the next section.






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



     {graphic omitted}


But first, I want to set up this section with a discussion of our database, because it works across all of our businesses to help us more effectively reach individual consumers.

Our 60-million name database contains information on about 70 percent of U.S. home-owning households. It is one of our greatest strengths. We use it primarily for targeting circulation mailings and launching new magazines. Increasingly, we are using it to meet the marketing needs of our customers, especially in the Integrated Marketing business.



     {graphic omitted}


Turning to integrated marketing, let me give you some examples of current projects. We are currently working with both Carnival Cruise Lines and United Healthcare to publish and distribute company newsletters and customer loyalty magazines. And we recently published high-end design books for Hunter Douglas and Sub-Zero.

These are just a few recent examples of how we are partnering with blue-chip companies to help them market their products and services directly to consumers. We are a leader in this marketplace, and we have significant room for growth in the future.



     {graphic omitted}


Another Meredith nonadvertising business is book publishing. We have 300 titles in print sold primarily through retail distribution channels.

Last year, we sold more than 9 million books. Some of our top titles include the Better Homes and Gardens line of home decorating, cooking and gardening books, as well as co-branded titles with Ortho and The Home Depot. Like our magazines, our book business has a very strong position in the home and family market.









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



     {graphic omitted}


Turning to brand licensing, this slide highlights the categories where we have consumer permission to participate at retail, including decorating, seasonal products, and building and remodeling. We believe there is great potential for expansion of our brand licensing initiatives.

We currently have a significant garden and outdoor living brand licensing relationship with Wal-Mart, as indicated in green on this slide.

Building on that strong base, we believe there are opportunities to expand our current relationships, develop new licensing arrangements and generate new revenue and profit streams.

We also see the opportunity to increase product sales to the individual consumer through the pages of certain magazines and SIPs.



     {graphic omitted}


With that look at our nonadvertising revenue sources, I'd like to now discuss how we're expanding our publishing business with brand management and technology. In this section, I want to highlight our ability to move beyond traditional channels to grow our business.



     {graphic omitted}


Extending the Better Homes and Gardens brand has been a cornerstone of this effort. It has a powerful connection to readers, marketers and advertisers.

For every revenue dollar generated by Better Homes and Gardens magazine, nearly an additional dollar is generated by the products and services under its umbrella. This chart details some Better Homes and Gardens brand extensions.

     {graphic omitted}


We've been able to apply that branding expertise to the work we do for other companies. This effort has increased our distribution channels, greatly expanding the number of outlets where consumers can purchase Meredith products.

Among others, we have created brand extensions for Ortho, Waverly and Stanley Works. And we recently created a cornerstone book about crafting for Jo-Ann Stores. It is being sold at more than 1,000 Jo-Ann stores around the country, at major book retailers and on the Internet.

In fiscal 2001 we introduced four new books for The Home Depot. That's in addition to the six titles we produced over the past five years. We are now the category manager for books and magazines for The Home Depot, allowing for expansion of our retail reach from their 1000 stores.



     {graphic omitted}


We're also expanding our distribution channels through the strong growth of our newsstand sales. As this chart indicates, we have expanded our newsstand revenues and unit sales, while the industry has experienced declines. Additionally, our sell-through increased during the period, while sell-through for the industry declined.

Our gains in newsstand have continued. For the first 30 issues of fiscal 2002, newsstand revenues for all of our titles were up 7 percent compared to the same period of the previous fiscal year, while unit sales were up 2 percent.

And, we enjoy very strong pricing power at the newsstand, a particularly unique attribute in any economic slowdown. Our weighted average cover price in fiscal 2001 was $4.40, versus $2.76 for the industry.

Our newsstand sales are supported by our strong stable of magazines and our special interest publications, along with nearly 100,000 additional check-out pockets (bringing our total to more than 600,000).












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



     {graphic omitted}


In addition to developing alternate distribution channels, we are finding new ways to more efficiently generate subscriptions through improved technology.

We operate 26 branded Web sites, spanning our magazine and broadcasting properties. BHG.com is consistently ranked in the top ten of all magazine sites in terms of traffic. It reaches 1 million unique visitors monthly, and last year it generated more than 300 million page views. Traffic across our publishing sites during December increased significantly versus the prior year with page views reaching more than 41 million and nearly 2.7 million unique visitors coming to our sites during the month.

That growth in traffic is critical in facilitating our efforts to acquire subscription orders over the Internet. Today, the industry cost of acquiring a subscription through direct mail is about $20. We believe over time we can reduce our subscription acquisition costs significantly by shifting orders to the Internet.

Our goal is to generate 1.5 million gross online subscriptions by 2003. We generated close to 300,000 new magazine subscription orders via the web in fiscal 2001, and we are on track to meet and possibly exceed our three-year goal.



     {graphic omitted}


As a result of the initiatives discussed today, I believe we are positioned exceptionally well for growth when the current advertising market recovers.

Now Kevin will turn to our television broadcasting business, where we think there is a major development opportunity.


KEVIN
-----
Thanks, Steve. It's very good to be here today as a part of the Meredith team. I'm going to begin my remarks by discussing some of my initial observations about the Meredith Broadcasting Group, followed by some thoughts about my strategy going forward.








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



     {graphic omitted}



First, Meredith's markets are outstanding. Eight of our 12 stations are located in the nation's top-36 markets. And, the majority of them are located in fast-growing regions, with our top-three markets among the most attractive in the nation.

While the group's financial performance is clearly unsatisfactory, our revenue performance outpaced the industry in calendar 2001, according to TVB figures. This is an indication that the local sales initiatives underway when I joined the company are beginning to pay off. This is a good start, but we can do more. Every employee at each of our stations needs to be focused on generating revenue. It's a change in culture -- a change in thinking -- that I will instill in the stations.

I'll get into the details in a moment.



     {graphic omitted}


In addition to our geographic strength, we're affiliated with growing networks. Fox and CBS were the most successful in growing ratings in the November book. In prime time, both networks were up 13 percent among adults 25 to 54. This bodes well for our stations. Remember that five of our stations are affiliated with CBS, including our top-two stations in Atlanta and Phoenix. Six of our stations are affiliated with FOX, and our other station is an NBC affiliate.

I firmly believe a major development opportunity exists for the Meredith Broadcasting Group, and my focus must be in two areas: sales (or generating more revenue) and programming (more specifically news).

During the past year, Meredith implemented programs that should improve the long-term growth of our Broadcasting Group. We embarked on a concentrated sales improvement effort, and in fiscal 2001 completed our multi-year news expansion effort. Those initiatives provide a strong base as I implement my performance improvement initiatives. I'll get to the news opportunities in a moment.

I don't want to make the picture sound too rosy. Much, much work still needs to be done to fix this group. I didn't come here to sit back and bark orders. I intend to roll up my sleeves and make improvements so we'll be a leader in our industry. Let me tell you how I will build upon this foundation to greatly improve the group's performance.




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



     {graphic omitted}


Let me begin with sales.

First, I must keep our sales teams focused on growing our revenue share. Doing things the way they have always been done in broadcasting is unacceptable to me. We need to find the best way to work with the rep firms to grow national advertising. More importantly, however, each employee at each station must focus on ways to generate revenues -- whether directly through sales or indirectly through support.

And second, I believe strongly in rewarding good work. I expect the best and reward the best, which will in turn attract the best. Conversely, employees understand that if they do not perform, changes will be made. I believe in putting together a team and making a collegial effort to accomplish goals. My job is to find the players, help set the goals, and reward success.



     {graphic omitted}


Turning to news, there is major potential at our stations in Atlanta and Phoenix (both are CBS affiliates, and they are our two largest markets).

Right now, both of these stations rank last in news in their markets. I see that as a great opportunity. I will instill fundamentals related to news and reporting that will lead to ratings growth over time. Given the size of these markets, even modest share growth can be very profitable. I want to have more local news crews out in our communities doing more live shots. I want to demonstrate to viewers that we are a part of our local communities.

I also believe strongly in conducting solid research studies to tell us exactly what the viewers like and dislike about our newscasts, along with their expectations of local news. I'll discuss research more in a moment.

Again, people are critical to this business. I will find and retain the best news personnel possible to ensure top news performance.












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



     {graphic omitted}


I believe it will be critical to establish the KOB (Kevin O'Brien) culture at each of our stations. Without exception, I will expect each of our employees to adhere to these principles:

1. Relentless execution of all initiatives, large or small. Every employee must give his or her all, including me.

2. Sales orientation in all that we do. For each task we perform, we have to ask, "does this generate more revenue?"

3. Total client orientation. We are not just a sales force. We must be partners with our advertisers. We need to understand their businesses, and help them expand.

As a result of the short-term initiatives I've highlighted, we will bring in more money directly and through higher ratings (particularly in news), and set a management structure in place to assure a revenue-building environment in the future.



     {graphic omitted}

Now let's take a look at some longer-term initiatives. First, I believe that branding local news is imperative. To determine how to do that, research is critical. We need to know what the viewers want, then give it to them. And then, most importantly, we need to tell them we are delivering on their request.

We have hired two of the most respected research firms in the industry -- Magid and Smith Geiger -- to help our stations perform the most effective research possible, and to provide general guidance as we undergo this process. These organizations will enable us to tie research and market data together in order to establish tactics and strategies to move our newscasts forward.

I want to get this process moving immediately, so we can make the necessary adjustments to our newscasts as soon as possible.

     {graphic omitted}


I have begun an intensive budgeting process that will allow me to set optimistic, yet achievable goals and objectives with regard to sales, ratings and news.

I mentioned the KOB culture earlier. Part of that culture is that I expect each of my stations to strive for No. 1 status in sales, ratings and news. I achieved that when I managed KTVU TV in San Francisco, so I know it's possible.

Obviously I can't guarantee that all 12 of our stations will be No. 1 in everything all the time. However, I can instill a culture in the group that will make it possible to get there, and that will encourage employees to reach for those goals. I don't like excuses. I want results. I am going to instill a culture where we are focused on winning.

As I get to know our stations and their markets better, I'll be able to put together specific thresholds. Some stations will have short-term goals and others will be longer-term. The key is that my expectations will be high.



     {graphic omitted}


And finally, the many regulatory changes in the broadcasting industry mean that we must be nimble, as opportunities may come up for us to realign our portfolio of stations through trades, acquisitions or duopolies.



     {graphic omitted}


Let me close my section by telling you my mantra for the Meredith Broadcasting
Group:

Each station employee will work each and every day to maximize the profits of the Broadcasting Group. Each station will initiate and cultivate an atmosphere of a collegial management style with good morale; clear, achievable objectives and relentless execution on a daily basis.

With that look at television broadcasting, Suku will now provide a financial review.

     {graphic omitted}


SUKU
----
Thanks, Kevin. Let me begin by showing you our strong history of earnings per share growth. We slowed in fiscal 2001 because of the advertising recession, however we expect to restore EPS growth as our revenue growth and cost-reduction initiatives kick in and -- more importantly -- as the industry recovers from the current advertising recession.



     {graphic omitted}


We are committed to maintaining a strong balance sheet, as depicted on this
chart.  At September 30, 2001, our debt-to-EBITDA ratio was 2.39   much lower
than the 3.81 industry average.

Our debt outstanding at the end of the first fiscal quarter was $455 million. We have had no difficulty in satisfying our debt covenants and feel comfortable managing our cost of debt in the current environment.



     {graphic omitted}


We continue to be a strong generator of cash on a sustained basis. For example, in fiscal 2001 we generated nearly $165 million in cash. We used that to make $56 million in capital investments, pay $16 million in dividends, reduce our debt by $35 million and repurchase $44 million in stock. I should note that fiscal 2001 was an unusually high year in terms of capital expenditures. Our more normalized level is in the mid $20 million range, especially after this fiscal year when our conversion to digital will be complete.



     {graphic omitted}


In 2001 we repurchased 1.3 million Meredith shares.

We remain committed to our share repurchase program. During the first quarter of fiscal 2002, we repurchased nearly half a million shares, up 10 percent from the prior-year period. In the past three years we have purchased more than 4 million shares. We have nearly 2 million shares available in our current share repurchase authorization.

     {graphic omitted}


On December 6, 2001, we said that we expected second quarter earnings per share to be in a range of 13 to 17 cents per share. While we haven't quite finished closing our books, we do not feel a need to revise that guidance. In addition, we are in a quiet period and are respectful of Regulation FD considerations.

At this time we don't have enough visibility to comment on the full year due to the current economic uncertainties. We will provide a forward-looking advertising update and guidance for our fiscal third quarter on our January 29 earnings conference call.

While it's hard to predict the long-term effects of September 11 on our business, let me remind you that the type of home and family content and service journalism we provide will likely be even more relevant as Americans embrace a lifestyle with more focus on their families and their homes. Now I'll turn the program to Bill for our conclusion and the Q&A.



     {graphic omitted}


BILL
----
In closing, let me provide some investment highlights.

-- We are the leading media company serving the home and family market.
-- We are successfully leveraging our leading media brands, our resources and our reputation in the home and family market to expand our revenue streams. -- We are transforming our publishing business through brand management and technology, and we see a major development opportunity in broadcasting.
-- And finally, we are committed to maintaining a strong financial position, generating significant cash flows, and producing profitable returns for shareholders.

At this time we'll be happy to take your questions.













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

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements and/or network affiliation relationships; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.
































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